UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 23, 2010

VOXWARE, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-021403	36-3934824
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

300 American Metro Blvd., Suite 155, Hamilton, NJ	08619
(Address of Principal Executive Offices)	(Zip Code)

(609) 514-4100
(Registrant's telephone number,
including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01. Entry into a Material Definitive Agreement.

      On August 23, 2010, Voxware, Inc., a Delaware corporation (the “Company”), entered into an Eighth Loan Modification Agreement (the “ELMA”) with Silicon Valley Bank (“SVB”) that amends the Company’s existing $1.5 million revolving line of credit (the “Revolver”). Pursuant to the ELMA, amounts outstanding under the Revolver will continue to bear interest at a rate equal to the prime rate of interest, plus 2.25% subject to reduction to prime plus 1.25% if the Company is in a “Streamline Period,” now defined as the period commencing on the first day of the month in which the Company’s average daily unrestricted and unencumbered cash held at SVB plus amounts available under the Revolver exceed $3.0 million and ending on the earlier of an event of default (as defined in the ELMA) and the first day in which the Company’s average daily unrestricted and unencumbered cash held at SVB plus amounts available under the Revolver are less than $3.0 million. In addition, the ELMA establishes revised covenants for future minimum levels of liquidity of $2.0 million. Consistent with the existing credit facility, Verbex Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of the Company (“Verbex”), continues to be obligated to SVB under an existing guaranty and security agreement in favor of SVB. Under the ELMA, the maturity date of the Revolver is extended to July 29, 2011.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.
10.1	Eighth Loan Modification Agreement, dated as of August 23, 2010, by and between Voxware, Inc. and Silicon Valley Bank.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOXWARE, INC.

	By:	/s/ William G. Levering, III
William G. Levering, III
Chief Financial Officer

Dated: August 26, 2010